Analyst Contact: John Renwick, CFA (269) 961-9050 Jamie Duies, CFA (269) 961-2486 Media Contact: Media.Hotline@Kellogg.com 269-961-3799

Kellogg to Hold Virtual Annual Shareowners’ Meeting
BATTLE CREEK, Mich., March 27, 2020 - Kellogg Company today announced that, due to the public health impact of the coronavirus outbreak (COVID-19), its Annual Meeting of Shareowners, to be held on Friday, April 24, 2020 at 1:00 p.m. ET, has been changed to a virtual meeting. Shareowners will not be able to attend the Annual Meeting in person this year.
Shareowners are entitled to participate in the Annual Meeting if they were a shareowner as of the close of business on February 28, 2020, the record date, or hold a legal proxy for the meeting provided by the shareowner’s bank, broker, or nominee.
To take part in the Annual Meeting, shareowners can join the webcast at www.virtualshareholdermeeting.com/K2020 (the "Annual Meeting Website"). To be admitted to the webcast on the Annual Meeting Website, shareowners must enter the control number found on the shareowner’s proxy card, voting instruction form, or notice previously received by shareowners. Those without a control number may attend as guests of the meeting, but will not have the option to vote shares or ask questions during the virtual event.
Presentation materials will be posted on investor.kelloggs.com prior to the commencement of the Annual Meeting. Shareowners may vote during the Annual Meeting by following the instructions available on the Annual Meeting Website. Shareowners will also have the opportunity to submit questions during the virtual event by using the directions available on the live Annual Meeting Website.
If any shareowner lacks access to the internet but is interested in attending, please contact Kellogg Investor Relations at (269) 961-2800 or (877) 910-5385. Please note that the proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote shares in connection with the Annual Meeting.
All shareowners - whether attending the Annual Meeting or not - are encouraged to vote and submit their proxies in advance of the meeting by one of the methods described in the proxy materials. Shareowners who have sent in proxies, or voted via telephone or internet, do not need to take any further action. Any shareowner who has not yet voted on the day of the Annual Meeting may do so by clicking on the voting button on the Annual Meeting Website and following the applicable voting instructions.
A list of the names of shareowners entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting. To arrange review of the list of shareowners, please contact Investor Relations at (269) 961-2800 or (877) 910-5385. The shareowner list will also be available during the virtual Annual Meeting for examination by shareowners at www.virtualshareholdermeeting.com/K2020.

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At Kellogg Company (NYSE: K), we strive to enrich and delight the world through foods and brands that matter. Our beloved brands include Pringles®, Cheez-It®, Special K®, Kellogg's Frosted Flakes®, Pop-Tarts®, Kellogg's Corn Flakes®, Rice Krispies®, Eggo®, Mini-Wheats®, Kashi®, RXBAR®, MorningStar Farms® and more. Net sales in 2019 were approximately $13.6 billion, comprised principally of snacks and convenience foods like cereal and frozen foods. Kellogg brands are beloved in markets around the world. We are also a company with Heart & Soul, committed to creating Better Days for 3 billion people by the end of 2030 through our Kellogg's® Better Days global purpose platform. Visit www.KelloggCompany.com or www.OpenforBreakfast.com.